Exhibit 99.4

Unaudited Pro Forma Combined Financial Information
The following unaudited pro forma combined financial information has been prepared to illustrate the effect of the acquisition (the “Acquisition”) of HEYDUDE, a privately-owned casual footwear business (“HEYDUDE”). On February 17, 2022 (the “Acquisition Date”), Crocs, Inc. (“Crocs” or the “Company”) completed its acquisition of HEYDUDE, pursuant to the Securities Purchase Agreement (the “Agreement”), dated as of December 22, 2021, by and among (i) the Company; (ii) Full Fortune Wealth Limited, a company with limited liability incorporated under the laws of Hong Kong (“HK Seller”); (iii) Mr. Daniele Guidi (“US Seller” and, together with HK Seller, “Sellers”, and each individually, a “Seller”); (iv) Full Fortune Intellectual Limited, a company with limited liability incorporated under the laws of Hong Kong (“FF Intellectual”); (v) Full Fortune Worldwide Limited, a company with limited liability incorporated under the laws of Hong Kong (“FF Worldwide”); (vi) Full Fortune Online Limited, a company with limited liability incorporated under the laws of Hong Kong (“FF Online” and collectively with FF Intellectual and FF Worldwide the “HK Acquired Companies”); (vii) Happy One LLC, a limited liability company formed under the laws of the State of Nevada (“Happy One”); (viii) Lucky Top Inc., a corporation incorporated under the laws of the State of Delaware (“Lucky Top” and together with Happy One, the “US Acquired Companies”); (ix) Mr. Alessandro Rosano (“Guarantor”); and (x) HK Seller, in its capacity as representative and agent for Sellers. The HK Acquired Companies and the US Acquired Companies together make up HEYDUDE. Crocs acquired all of the issued and outstanding equity securities of each of the HK Acquired Companies and the US Acquired Companies for cash consideration of $2,038.0 million and issued 2,852,280 shares of the Company’s common stock to the HK Seller (“the Equity Consideration Shares”).
The aggregate preliminary purchase price at the closing of the Acquisition was $2,316.8 million. We paid aggregate consideration of $2,050.0 million in cash, subject to adjustment based on, among other things, the cash, indebtedness, transaction expenses, and working capital of the companies comprising HEYDUDE and their respective subsidiaries as of the Acquisition Date, and issued 2,852,280 shares of the Company’s common stock to one of the sellers. The Equity Consideration Shares are subject to a lock-up period beginning on the Acquisition Date and continuing to, and including, the date that is 12 months after the Acquisition Date, provided that (a) on the date that is six months after the Acquisition Date, 50% of the Equity Consideration Shares will be released from the lock-up, and (b) on the date that is twelve months after the Acquisition Date, the remaining 50% of the Equity Consideration Shares will be released from the lock-up. The Cash Consideration was financed via the Company’s entry into a new $2.0 billion term loan B credit facility and $50.0 million of borrowings under the Company’s existing revolving credit facility. The unaudited pro forma combined financial information gives effect to the Acquisition and the additional debt incurred to fund the Acquisition. The preliminary closing price is subject to adjustment due to net working capital settlements.

The unaudited pro forma combined statement of operations and balance sheet were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Crocs considered as the accounting acquirer and HEYDUDE as the accounting acquiree. Accordingly, consideration paid by Crocs to complete the Acquisition has been allocated to identifiable assets and assumed liabilities of HEYDUDE based on estimated fair values as of the closing date of the Acquisition. Management made a preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed based on the information available. The finalization of the purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could be material. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the unaudited pro forma combined statement of operations and balance sheet in the Current Report on Form 8-K/A. Management expects to finalize the accounting for the business combination as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from February 17, 2022.

The unaudited pro forma combined balance sheet gives effect to the Acquisition, related borrowings, and equity issuance as if each had been consummated on December 31, 2021 and includes pro forma adjustments based on Crocs’ management’s preliminary purchase price allocation. The unaudited pro forma combined balance sheet combines Crocs’ audited historical consolidated balance sheet as of December 31, 2021 with the unaudited historical, as adjusted, combined balance sheet of HEYDUDE as of December 31, 2021. The unaudited historical, as adjusted, combined balance sheet of HEYDUDE was prepared based on combining the audited historical combined balance sheet of the US Acquired Companies as of December 31, 2021, with the unaudited combined historical balance sheet of the HK Acquired Companies as of December 31, 2021, adjusted for reclassifications and eliminations.
The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives effect to the Acquisition, related borrowing, and equity issuance as if each had been consummated on January 1, 2021 and combines Crocs’ audited historical consolidated statement of operations for the year ended December 31, 2021, with HEYDUDE’s unaudited historical, as adjusted, combined statement of operations for the twelve months ended December 31, 2021. The unaudited historical, as adjusted, combined statement of operations for the twelve months ended December 31, 2021, of HEYDUDE was prepared based on combining the audited historical combined statement of operations of the US Acquired Companies for the twelve months ended December 31, 2021 with the unaudited historical combined statement of operations of the HK Acquired Companies for the twelve months ended December 31, 2021, adjusted for reclassifications and eliminations.

The audited historical combined statement of operations of the HK Acquired Companies was prepared based on its fiscal year end of March 31, 2021. Because the year-end differs from Crocs’ fiscal year end by more than 93 days, the HK Acquired Companies’ financial information is required to be adjusted to a period within 93 days of Crocs’ fiscal year end. For the purposes of preparing the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2021, the HK Acquired Companies’ unaudited combined statement of operations for the twelve months ended December 31, 2021 was derived by adding the historical audited combined statement of comprehensive income for the twelve months ended March 31, 2021 to the unaudited combined statement of comprehensive income for the nine months ended December 31, 2021, and deducting the historical unaudited combined statement of comprehensive income for the nine months ended December 31, 2020.

The unaudited pro forma combined financial statements presented below are derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2021; (ii) the audited combined financial statements of the HK Acquired Companies as of and for the year ended March 31, 2021, which are attached as Exhibit 99.1 to the Current Report on Form 8-K/A; (iii) the audited combined financial statements of the US Acquired Companies as of and for the twelve months ended December 31, 2021, which are attached as Exhibit 99.2 to the Current Report on Form 8-K/A; and (iv) the unaudited interim combined financial statements of the HK Acquired Companies as of and for the nine months ended December 31, 2021, which are attached as Exhibit 99.3 to the Current Report on Form 8-K/A.

The unaudited pro forma combined financial statements have been prepared by management in accordance with Regulation S-X Article 11, “Pro Forma Financial Information,” as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020 (“Article 11”) and is presented in U.S. dollars. Crocs is providing the unaudited pro forma combined financial statements for illustrative purposes only and such pro forma information does not represent the consolidated results or financial position of Crocs had the Acquisition been completed as of the dates indicated. The companies may have performed differently had they been combined during the periods presented. Specifically, the unaudited pro forma combined financial statements do not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Acquisition. You should not rely on the unaudited pro forma combined financial statements as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented. Further, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements.

CROCS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)

	Historical Crocs	Historical, as adjusted, HEYDUDE (Note 1)	Debt Financing Adjustments (Note 3)		Transaction Accounting Adjustments (Note 3)		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$213,197	$99,310	$2,000,995	A	$(2,131,076)	A,O	$182,426
Restricted cash — current	65	—	—		—		65
Accounts receivable, net of allowances	182,629	65,888	—		—		248,517
Inventories	213,520	67,424	—		103,846	C	384,790
Income taxes receivable	22,301	2,780	—		—		25,081
Other receivables	12,252	172	—		—		12,424
Prepaid expenses and other assets	22,605	5,305	—		—		27,910
Total current assets	666,569	240,879	2,000,995		(2,027,230)		881,213
Property and equipment, net	108,398	314	—		(314)	D	108,398
Intangible assets, net	28,802	3,108	—		1,866,892	E	1,898,802
Goodwill	1,600	—	—		703,123	(1)	704,723
Deferred tax assets, net	567,201	3,329	—		—		570,530
Restricted cash	3,663	—	—		—		3,663
Right-of-use assets	160,768	2,844	—		—		163,612
Other assets	8,067	—	—		—		8,067
Total assets	$1,545,068	$250,474	$2,000,995		$542,471		$4,339,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,145	$18,950	$—		$8,500	B	$189,595
Accrued expenses and other liabilities	166,887	38,522	—		22,126	M	227,535
Income taxes payable	16,279	22,268	—		—		38,547
Current operating lease liabilities	42,932	1,178	—		—		44,110
Total current liabilities	388,243	80,918	—		30,626		499,787
Long-term income taxes payable	219,744	4,922	—		—		224,666
Long-term borrowings	771,390	—	2,000,995	A	—		2,772,385
Long-term operating lease liabilities	149,237	1,666	—		—		150,903
Long-term deferred tax liability	—	202	—		331,018	F	331,220
Other liabilities	2,372	—	—		—		2,372
Total liabilities	1,530,986	87,708	2,000,995		361,644		3,981,333
Stockholders’ equity:
Common stock	106	4	—		(1)	G,H	109
Treasury stock	(1,684,262)	—	—		—		(1,684,262)
Additional paid-in capital	496,036	—	—		365,716	H	861,752
Retained earnings	1,279,040	162,762	—		(184,888)	G,M	1,256,914
Accumulated other comprehensive loss	(76,838)	—	—		—		(76,838)
Total stockholders’ equity	14,082	162,766	—		180,827		357,675
Total liabilities and stockholders’ equity	$1,545,068	$250,474	$2,000,995		$542,471		$4,339,008
(1) Refer to Notes A through H and O in the accompanying notes to these consolidated financial statements.

CROCS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021
(in thousands, except per share data)

	Historical Crocs	Historical, as adjusted, HEYDUDE (Note 1)	Debt Financing Adjustments (Note 3)		Transaction Accounting Adjustments (Note 3)		Pro Forma Combined

Revenues	$2,313,416	$580,678	$—		$—		$2,894,094
Cost of sales	893,196	268,278	—		103,532	I,J	1,265,006
Gross profit	1,420,220	312,400	—		(103,532)		1,629,088
Selling, general and administrative expenses	737,156	86,784	—		41,811	J,M	865,751
Income from operations	683,064	225,616	—		(145,343)		763,337
Foreign currency losses, net	(140)	—	—		—		(140)
Interest income	775	—	—		—		775
Interest expense	(21,647)	(1,230)	(87,941)	K	—		(110,818)
Other income, net	1,797	1,133	—		—		2,930
Income before income taxes	663,849	225,519	(87,941)		(145,343)		656,084
Income tax (benefit) expense	(61,845)	50,476	(15,567)	L	(25,729)	L	(52,665)
Net income	$725,694	$175,043	$(72,374)		$(119,614)		$708,749
Net income per common share:
Basic	$11.62						$10.85
Diluted	$11.39						$10.65
Weighted average common shares outstanding:
Basic	62,464				2,852	N	65,316
Diluted	63,718				2,852	N	66,570

Note 1. Basis of Pro Forma Preparation

In order to derive the unaudited historical, as adjusted, combined financial statements of HEYDUDE, Crocs has combined the audited historical combined financial statements of the US Acquired Companies and the unaudited historical combined financial statements of the HK Acquired Companies, as of and for the twelve months ended December 31, 2021, adjusted for reclassifications and eliminations. The reclassifications are necessary to present HEYDUDE’s financial statements consistent with Crocs’ financial statement presentation. Accordingly, $0.3 million of amounts due to related parties was reclassified into accrued expenses and other liabilities related to the HK Acquired Companies, as Crocs does not have a financial statement line item for amounts due to related parties. The eliminations are necessary to remove the effect of transactions between the US Acquired Companies and HK Acquired Companies. The US Acquired Companies and the HK Acquired Companies are being presented separately here, with the combined adjusted total being presented in the unaudited pro forma combined financial statements.

Accounting Policies and Accounting Framework Conversion

The accounting policies used in the preparation of these unaudited pro forma combined financial statements are those set out in Crocs’ Annual Report on Form 10-K for the year ended December 31, 2021. Certain adjustments have been made to the unaudited pro forma combined financial statements to conform HEYDUDE’s historical, as adjusted, financial statement presentation to Crocs’ financial statement presentation. As a result of this process, it was determined that a Right-of-Use (“ROU”) asset and corresponding operating lease liability should be recognized in accordance with ASC 842 – Leases (“ASC 842”) for leases held by HEYDUDE that were not historically recognized in accordance with ASC 842. Accordingly, a $2.8 million dollar ROU asset and corresponding current and long-term operating lease liability for the same amount was recorded to recognize the historical HEYDUDE leases in accordance with ASC 842.

During preparation of the unaudited pro forma combined financial information, Crocs management has performed a preliminary analysis and is not aware of any material differences other than the pro forma reclassifications detailed within this footnote. Accordingly, this unaudited pro forma combined financial information assumes no material differences in accounting policies between the companies, except for those discussed above.

HEYDUDE
Historical, as adjusted, Balance Sheet as of December 31, 2021
(amounts in thousands)

	Historical US Acquired Companies	Historical HK Acquired Companies	Reclassification Adjustments and Policy Alignment (Note 4)		Intercompany Eliminations (Note 4)		Historical, as adjusted, HEYDUDE

ASSETS
Current assets:
Cash and cash equivalents	$64,870	$34,440	$—		$—		$99,310
Restricted cash — current	—	—	—		—		—
Accounts receivable, net of allowances	65,414	97,159	—		(96,685)	CC	65,888
Inventories	97,589	178	—		(30,343)	DD	67,424
Income taxes receivable	2,780	—	—		—		2,780
Other receivables	172	—	—		—		172
Prepaid expenses and other assets	1,199	4,106	—		—		5,305
Total current assets	232,024	135,883	—		(127,028)		240,879
Property and equipment, net	314	—	—		—		314
Intangible assets, net	—	3,108	—		—		3,108
Goodwill	—	—	—		—		—
Deferred tax assets, net	3,329	—	—		—		3,329
Restricted cash	—	—	—		—		—
Right-of-use assets	—	—	2,844	AA	—		2,844
Other assets	—	—	—		—		—
Total assets	$235,667	$138,991	$2,844		$(127,028)		$250,474
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,388	$10,247	$—		$(96,685)	CC	$18,950
Accrued expenses and other liabilities	33,840	4,428	254	BB	—		38,522
Income taxes payable	—	22,268	—		—		22,268
Current operating lease liabilities	—	—	1,178	AA	—		1,178
Amount due to related parties	—	254	(254)	BB	—		—
Total current liabilities	139,228	37,197	1,178		(96,685)		80,918
Long-term income taxes payable	4,922	—	—		—		4,922
Long-term borrowings	—	—	—		—		—
Long-term operating lease liabilities	—	—	1,666	AA	—		1,666
Long-term deferred tax liability	—	202	—		—		202
Other liabilities	—	—	—		—		—
Total liabilities	144,150	37,399	2,844		(96,685)		87,708
Commitments and contingencies							—
Stockholders’ equity:
Common stock	—	4	—		—		4
Treasury stock	—	—	—		—		—
Additional paid-in capital	—	—	—		—		—
Retained earnings	91,517	101,588	—		(30,343)	DD	162,762
Accumulated other comprehensive loss	—	—	—		—		—
Total stockholders’ equity	91,517	101,592	—		(30,343)		162,766
Total liabilities and stockholders’ equity	$235,667	$138,991	$2,844		$(127,028)		$250,474

HEYDUDE
Historical, as adjusted, Statement of Operations for the twelve months ended December 31, 2021
(amounts in thousands)

	Historical US Acquired Companies	Historical HK Acquired Companies	Intercompany Eliminations (Note 4)		Historical, as adjusted, HEYDUDE

Revenues	$561,895	$276,910	$(258,127)	EE	$580,678
Cost of sales	330,990	179,785	(242,497)	EE	268,278
Gross profit	230,905	97,125	(15,630)		312,400
Selling, general and administrative expenses	81,786	4,998	—		86,784
Income from operations	149,119	92,127	(15,630)		225,616
Foreign currency losses, net	—	—	—		—
Interest income	—	—	—		—
Interest expense	(1,230)	—	—		(1,230)
Other income, net	11	1,122	—		1,133
Income before income taxes	147,900	93,249	(15,630)		225,519
Income tax expense	35,102	15,374	—		50,476
Net income	$112,798	$77,875	$(15,630)		$175,043

Note 2. Preliminary Purchase Price Allocation

The Acquisition is being accounted for as a business combination using the acquisition method of accounting, whereby the assets acquired and liabilities assumed are recognized based upon their estimated fair values at the Acquisition Date, under ASC 805.

The fair values of the assets and liabilities in the unaudited pro forma combined financial statements are based upon a preliminary assessment of fair value and may change when the final valuation of assets acquired and liabilities assumed and working capital settlements are made. Crocs expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the Acquisition Date. Assuming the Acquisition was consummated on December 31, 2021. the preliminary closing price for HEYDUDE would be $2,412.2 million, comprising of $2,038.0 million in cash paid to the sellers at the time of close, $8.5 million held back and reserved for working capital adjustments to the purchase price expected to be paid to the sellers, and $365.7 million in Crocs’ equity, based on 2,852,280 shares issued and the closing stock price on December 31, 2021.

Based on December 31, 2021 financial information, Crocs estimated total Acquisition consideration and the preliminary allocation of fair value to the related assets and liabilities as follows (in thousands):

Amounts
Cash and cash equivalents (see Note 3 TM O)	$6,232
Accounts receivable, net	66,060
Inventories	171,270
Income taxes receivable	2,780
Prepaid expenses and other assets	5,305
Deferred tax assets, net	3,329
Intangible assets	1,870,000
Goodwill	703,123
Right-of-use assets	2,844
Accounts payable	(18,950)
Accrued expenses and other liabilities	(38,522)
Income taxes payable	(22,268)
Current operating lease liabilities	(1,178)
Long-term deferred tax liability	(331,220)
Long-term income taxes payable	(4,922)
Operating lease liabilities	(1,666)
Net assets acquired	$2,412,217

Note 3. Unaudited Pro Forma Adjustments to the Combined Financial Statements

The pro forma adjustments are based on Crocs’ preliminary estimates and assumptions that are subject to change with respect to the final purchase price and allocation thereof. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The changes would affect the values assigned to the assets acquired and liabilities assumed. The following adjustments have been reflected in the unaudited pro forma combined balance sheet as if the Acquisition occurred on December 31, 2021 and in the unaudited pro forma combined statement of operations as if the Acquisition occurred on January 1, 2021.

A. Adjustment to reflect the cash received from borrowings under the Company’s existing revolving credit facility and the Company’s new term loan B credit facility, net of issuance costs and debt discount, offset by the cash paid for the acquisition of HEYDUDE (in thousands).

Proceeds from revolving credit facility	$50,000
Proceeds from term loan B credit facility	2,000,000
Issuance costs and debt discount	(49,005)
Increase in cash and cash equivalents due to debt financing	$2,000,995

Cash payment for HEYDUDE	$(2,037,998)
Decrease in cash and cash equivalents due to transaction accounting adjustments	$(2,037,998)

B. Reflects adjustment of $8.5 million to accounts payable for the amount of purchase price consideration held back from the initial cash payment on the Acquisition Date for any potential downward adjustments to the Purchase Price.

C. Reflect adjustments to inventories for the step up of HEYDUDE’s inventory to fair value. The fair value of inventory was determined using a market approach via a top-down method viewpoint and a cost approach (Replacement Cost Method) via a bottom-up method viewpoint. The top-down and bottom-up methods are reconciled in order to allocate profit and expenses to measure the inventory value created by a seller. The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2021 is also adjusted to increase cost of sales by the same amount as the inventory is expected to be sold within one year of the Acquisition Date.

	Carrying value	Fair value adjustment	Preliminary fair value

	(in thousands)
Inventories	$67,424	$103,846	$171,270

D. Reflects adjustments of $0.3 million to property and equipment, net to remove the historical carrying values of property and equipment, net of HEYDUDE that will not be utilized. Prior to removal, the property and equipment, net had been depreciated straight-line over its useful life.

E. Reflects the net elimination of historical intangible assets, net of HEYDUDE and the recognition of the preliminary amounts assigned to the identifiable intangible assets of $1,886.9 million, as shown below. Trademarks are indefinite-lived and therefore not amortized. Customer relationships are amortized on a straight-line basis over its useful life of 15 years. Note that the historical HEYDUDE intangibles, net balance consisted of trademarks, which are indefinite-lived and therefore not amortized. As such, the historical carrying value of HEYDUDE intangibles, net was reversed and no reversal of amortization was required for this adjustment.

	Historical HEYDUDE Intangibles, net (in thousands)	Preliminary fair value (in thousands)	Net recognition (elimination) of intangible assets (in thousands)	Remaining useful life (in years)	Amortization per year

Trademark	$—	$1,570,000	$1,570,000	Indefinite	$—
Customer relationships	—	300,000	300,000	15	20,000
Intangible assets	3,108	—	(3,108)	—	—
Total	$3,108	$1,870,000	$1,866,892	—	$20,000

F. Reflects adjustments $331.2 million to record a deferred tax liability as a result of the fair value step up of certain tangible and intangible assets.

G. Reflects the elimination of historical equity of HEYDUDE in total amount of $162.8 million. The impact on the Company’s common stock is reflective of a par value of $0.001 per share.

H. Reflects the equity consideration of $365.7 million, calculated as the number of shares issued, 2,852,280, multiplied by the closing price of the Company’s common stock on December 31, 2021 of $128.22, calculated in accordance with the Agreement. The impact on the Company’s common stock is reflective of a par value of $0.001 per share.

I. Reflects adjustments to the cost of goods sold related to the step up in fair value in inventory discussed in C. Note this is a non-recurring item as the inventory turnover is less than 12 months.

J. Reflects amortization expense of $20.0 million for the twelve months ended December 31, 2021 due to the customer relationship intangible asset with a useful life of 15 years pursuant to the Acquisition, as described above in E. Also reflects reversal of $0.6 million of depreciation expense (which consists of $0.3 million in ‘Cost of sales’ and $0.3 million in ‘Selling, general and administrative expenses’ in the unaudited pro forma combined statement of operations) recorded in the historical, as adjusted, HEYDUDE financial statements. There is no historical amortization expense to reverse from HEYDUDE’s financial results.

K. Reflects adjustments to interest expense and amortization of deferred financing costs related to the Company’s new term loan B credit facility and the additional draw on the Company’s existing revolving credit facility to finance the cash consideration. Borrowings under the revolving credit facility bear interest at a variable interest rate based on (A) a Base Rate (defined as the highest of (i) the Overnight Bank Funding Rate (as defined in the credit agreement governing the revolving credit facility (the “Credit Agreement”)), plus 0.25%, (b) the Prime Rate (as defined in the Credit Agreement), and (c) the Daily Simple SOFR (as defined in the Credit Agreement), plus 1.00%), plus an applicable margin ranging from 0.25% to 0.875% based on our leverage ratio or 1.35% to 1.975% for the Daily Simple SOFR based on the leverage ratio, or (B) the Term SOFR Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 1.35% to 1.975% based on our leverage ratio for one-month interest periods and 1.40% to 2.025% based on our leverage ratio for three month interest periods. Borrowings under the revolving credit facility are secured by all of the assets of the Company and its subsidiaries (the “Borrowers”) and guaranteed by certain other subsidiaries of the Borrowers. The Company calculated pro forma interest expense using a rate of 4% for the term loan B and 1.88% on the revolving facility.

A 1/8 of a percentage point increase or decrease in the interest rate related to borrowings under the Company’s new term loan B credit facility would result in a change in interest expense of approximately $0.1 million for the twelve months ended December 31, 2021.

Amounts

(in thousands)
Interest related to term loan B credit facility	$80,000
Interest related to draw on revolving facility	940
Amortization of deferred financing fees	7,001
Total adjustment to interest expense	$87,941

L. Reflects income tax effect of pro forma adjustments using the estimated statutory tax rate of 17.7% for the year ended December 31, 2021. The tax rate used for the pro forma financial information is a blended statutory tax rate, which will likely vary from the actual effective tax rate in periods subsequent to the completion of the pro forma events.

M. On the Unaudited Pro Forma Combined Balance Sheet, this reflects an adjustment to accrue for $22.1 million of non-recurring transaction costs related to the Acquisition, which are not reflected in the historical financial statements. On the Unaudited Pro Forma Combined Statement of Operations, this amount has been included as a transaction adjustment in selling, general and administrative expenses.

N. The unaudited pro forma combined basic and diluted earnings per share calculations are based on Crocs’ consolidated basic and diluted weighted average outstanding common shares, including the issuance of the 2,852,280 shares as part of the consideration.

O. The Agreement specified that the Company would acquire a limited amount of cash. As a result of this provision, acquired cash was reduced to $6.2 million with the balance distributed to the Sellers prior to the close of the Acquisition. At December 31, 2021 historical HEYDUDE cash was $99.3 million. Therefore, for purposes of the Unaudited Pro Forma Combined Balance Sheet, there is a transaction adjustment of $93.1 million to present the adjusted cash balance.

Note 4. Adjustments to components of historical HEYDUDE financial statements

Certain adjustments were made to the historical financial statements of the US Acquired Companies and HK Acquired Companies to conform accounting policies and presentation and to eliminate intercompany activity between the two entities.

AA. Reflects a right of use asset and associated operating lease liability to account for leases not historically accounted for by HEYDUDE under ASC 842.

BB. Reflects a reclassification of a related party balance to accrued expenses to conform presentation of the two entities.

CC. Reflects an elimination of intercompany accounts receivable and accounts payable between the US Acquired Companies and the HK Acquired Companies.

DD. Reflects an elimination of a markup on inventory sold between the US Acquired Companies and the HK Acquired Companies.

EE. Reflects an elimination of revenue and cost of sales on intercompany sale transactions between the US Acquired Companies and the HK Acquired Companies.